Exhibit 99.1

Magnitude Completes $2.4 Million Equity Financing


CHESTER, N.J., February 6, 2004. Magnitude Information Systems, Inc. (Symbol:MAGY), the leading developer of Anti-Injury(TM) ergonomic software solutions for government agencies and the business community, today announced the completion of a major round of financing transactions which started last summer and involved $2.4 million in new equity capital for the company. This financing primarily involved the placement of equity with accredited private investors and included $242,730 of debt to equity conversions. The financing included strong participation from past Magnitude investors accounting for approximately half of the proceeds, while new investors accounted for the other half.

"This financing is fundamentally important in that it strengthens the company and gives testimony to the growth potential of Magnitude" shared Mark Chroscielewski, SVP Business Development for Magnitude. He continued, "This significantly improves our marketing posture and enables the company to pursue application of its unique Anti-Injury(TM) technology in a variety of areas including a number of potential OEM's and strategic partners where we've seen significant interest."

"We're delighted to have the continued support of our core investors as well as an expanded investor-base including new partners," stated Steven D. Rudnik, Magnitude Founder, and Chief Executive Officer. "This equity financing results in a marked improvement of our balance sheet and provided important working capital for our business plan. We believe this financing and the completion of the ErgoEnterprise v5.5 product family, where development began in late 2002, gives us a strong foundation on which to pursue our marketing goals and positions us well to reach profitability."

About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's unique Anti-Injury(TM) software solution, ErgoEnterprise, has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.

Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN and ErgoCoach, help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com.


 This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.